EXHIBIT 10.5

FHLBank San Francisco

2009 Audit Performance Unit Plan

Summary Description

PLAN PURPOSE

To optimize the Internal Audit Department’s long-term performance in accomplishing Audit Committee-approved goals.

PLAN OBJECTIVES

To motivate the Internal Audit Department senior executive to exceed goals on a long-term basis that directly support the annual audit plans and strategic departmental objectives. To attract and retain an outstanding executive by providing a competitive total compensation program, including a cash-based long-term incentive reward opportunity tied to the performance of the Internal Audit Department against specified performance measures.

PARTICIPANT

The participant is a key executive whose performance has a major impact on the Internal Audit Department’s success. The participant is an incumbent in the Internal Audit Department’s senior executive position:

Senior Vice President, Enterprise Risk Management & Director of Internal Audit

PERFORMANCE PERIOD

The Audit Performance Unit Plan (APUP) pays incentive awards related to the achievement of the Internal Audit Department performance over a three-year performance period. The 2009 Plan is effective January 1, 2009, and is based on performance from January 1, 2009, through December 31, 2011.

PERFORMANCE METRICS

The target performance level reflects long-term Internal Audit Department performance expectations. Unlike the annual Audit Executive Incentive Plan (AEIP), the participant does not have an individual goal.

1.	Three-Year Average Annual AEIP Departmental Goal Achievements: Measured by the average of the actual departmental goal achievement levels under the 2009, 2010, and 2011 AEIP (short-term incentive plan), determined at the end of the performance period.

APUP ACHIEVEMENT MEASURES

The Internal Audit long-term incentive plan rewards four levels of performance achievement, as follows:

Achievement Level	Measure Definition

200% of Target	The most optimistic achievement level that far exceeds levels forecasted from expected business.

150% of Target	An optimistic achievement level that exceeds levels forecasted from expected business.

Target (100%)	Performance that is expected under the Bank’s Plan.

Threshold (75%)	Minimum level of performance that must be achieved for awards to be paid.

AWARD DETERMINATION

An award is calculated and paid, in whole or part, at the end of the 2009 plan term (during the first quarter of 2012) based on achievement of a minimum level of performance under the goals. Awards earned are based on the level at which the three-year performance goals have been achieved. Final awards will be prorated for a participant promoted or hired into position during the performance period, and for a participant who takes a leave of absence during the performance period. Target payout for the January 1, 2009, through December 31, 2011, performance period is presented in the table under the Award Opportunity section below.

Award payouts may be modified up or down at the Audit Committee’s discretion (+/- 25% of the dollar award derived from the table (Award Range Scale) below to account for performance that is not captured in the performance metrics. Performance below the threshold achievement level for any measure will normally not result in an incentive award.

AWARD OPPORTUNITY

APUP targets for each three-year performance period are established annually for the participant at the beginning of each calendar year. Target award levels are stated below as a percentage of the February 1st base salary at the beginning of the three-year performance period.

Award Range Scale (some % rounded)

2009 Plan Year – APUP Payout as % of 2009 Base Salary (as of February 1st)

Position Level	Threshold[1]	Target[2]	150% of Target[3]	200% of Target[4]
Senior Vice President	18%	35%	52.5%	70%

Notes:

1 – 50% of target payout; based on the average of the actual three-year annual AEIP’s departmental goal(s) performance during the plan period.

2 – 100% of target payout; based on the average of the actual three-year annual AEIP’s departmental goal(s) performance during the plan period.

3 – 150% of target payout; based on the average of the actual three-year annual AEIP’s departmental goal(s) performance during the plan period.

4 – 200% of target payout; based on the average of the actual three-year annual AEIP’s departmental goal(s) performance during the plan period.

Awards will be considered by the Audit Committee and Board at the end of the three-year performance period. Cash awards are paid to the participant at the end of the three-year performance period (during the first quarter of 2012).

Example of how award would be calculated for the Senior Vice President for 2009 APUP Plan Period

(100% weight) 3-year Average Annual AEIP Departmental Goal Levels Achieved: (160% of Target)	}	Percent of Target Payout: 160%	2009 Base Salary	Target APUP Payout (% of Base Salary)	Payout % Based on Performance	APUP Payment paid Q1 2012
			$290,000 X	35% X	160% =	$162,400

Payments under this plan are subject to approval by the Audit Committee and the Board of Directors. To be eligible for the Audit Performance Unit Plan payment, a participant must be employed with the Bank through the end of the three-year performance period, except in the case of a voluntary normal retirement, a qualified long-term disability, or death. APUP awards will be prorated for a participant in the position less than a full plan term, including a participant who has a leave of absence greater than one month during the plan term. Any awards will be distributed as soon as administratively possible following the effective date of Audit Committee and Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Internal Audit Department Senior Executive compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency’s approval under applicable laws and regulations in effect from time to time.